Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Deputy Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS STRONG FOURTH QUARTER
AND FISCAL YEAR 2012 RESULTS

       Pleasanton, California, March 21, 2013 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 14 weeks ended February 2, 2013 of $1.07, up from $.85 for the 13 weeks ended January 28, 2012. Net earnings for the 14 weeks ended February 2, 2013 grew to $236.6 million, up 23% from $192.0 million for the 13 weeks ended January 28, 2012. Sales for the 14 weeks ended February 2, 2013 grew 15% to $2.761 billion. Comparable store sales for the 13 weeks ended January 26, 2013, rose 5% on top of a 7% increase in the fourth quarter of 2011.

       For the 53 weeks ended February 2, 2013, earnings per share grew to $3.53, from $2.86 for the 52 weeks ended January 28, 2012. Net earnings for the 53 weeks ended February 2, 2013 grew 20% to $786.8 million, compared to $657.2 million for the 52 weeks ended January 28, 2012. Sales for the 53 weeks ended February 2, 2013, rose 13% to $9.721 billion. Same store sales for the 52 weeks ended January 26, 2013 grew 6% compared to a 5% gain in 2011.

       Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with the record sales and earnings we delivered in the fourth quarter and 2012 fiscal year, especially considering they were achieved on top of strong multi-year gains. Results for both periods benefited from our ongoing ability to deliver compelling bargains on a wide assortment of exciting name brand fashions for the family and the home to today’s value-focused consumers.”

       Mr. Balmuth continued, “Earnings before interest and taxes for the 2012 fourth quarter grew to 13.7% of sales, up from 13.0% in the fourth quarter of 2011. For fiscal 2012, operating margin rose to a record 13.1%, a gain of 75 basis points on top of an 85 basis point increase in 2011. Profit margins for both the quarter and the full year mainly benefited from higher merchandise gross margin, leverage on operating expenses from the strong gains in same store sales and the impact of the 53rd week.”

       Strong operating cash flows during 2012 continued to provide the resources to make capital investments in new store growth and infrastructure, as well as fund the completion of the Company’s prior stock repurchase program and ongoing dividends. A total of 7.5 million shares of common stock were repurchased during fiscal 2012, for an aggregate purchase price of $450 million, completing the two-year $900 million repurchase program announced in early 2011. In January 2013, the Company’s Board of Directors approved a new two-year $1.1 billion stock repurchase program as well as a 21% increase in the regular quarterly cash dividend to $.17 per share.

       Mr. Balmuth noted, “The growth of our stock repurchase and dividend programs has been driven by the significant amounts of cash our business generates after self-funding store expansion and other capital needs. We have repurchased stock as planned every year since 1993, and this is the 19th consecutive increase since initiating our quarterly cash dividend in 1994. This consistent record reflects our unwavering commitment to enhancing stockholder value and returns.”

       Looking ahead, Mr. Balmuth said, “We plan to stay intently focused on our core off-price mission of consistently delivering great bargains to our customers. This continues to be the key to maximizing our opportunities for growth in sales and profits over both the short and the long term.”

Discontinuing Monthly Sales Reporting

       Beginning with the second quarter of fiscal 2013, the Company will no longer report monthly sales. Quarterly comparable store sales results will be provided with regularly scheduled earnings releases and conference calls.

       In commenting, Mr. Balmuth said, “Reporting sales quarterly aligns us with the majority of other retailers who have already adopted this practice, while also increasing the focus on longer-term performance.”

       The Company will host a conference call on Thursday, March 21, 2013 at 11:00 a.m. Eastern time to provide additional details concerning the fourth quarter and fiscal year 2012 results and management’s outlook and plans for fiscal 2013. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN # 22346952 until 8:00 p.m. Eastern time on March 28, 2013, as well as at the Company’s website address.

       Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related retailing merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geo-economic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities through the implementation of new processes and systems enhancements; managing our planned data center and headquarters moves without disruption or unanticipated costs; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011, Form 10-Qs for fiscal 2012 and Form 8-Ks for fiscal 2012 and 2013. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

       Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2012 revenues of $9.7 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,091 locations in 33 states, the District of Columbia and Guam at fiscal 2012 year end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 108 dd’s DISCOUNTS® in eight states at the end of fiscal 2012 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	February 2,	January 28,	February 2,	January 28,
($000, except stores and per share data, unaudited)	2013	2012	2013	2012
Sales	$2,760,646	$2,397,878	$9,721,065	$8,608,291

Costs and Expenses
Costs of goods sold	1,993,661	1,745,034	7,011,428	6,240,760
Selling, general and administrative	390,003	341,794	1,437,886	1,304,065
Interest expense, net	946	2,693	6,907	10,322
Total costs and expenses	2,384,610	2,089,521	8,456,221	7,555,147

Earnings before taxes	376,036	308,357	1,264,844	1,053,144
Provision for taxes on earnings	139,434	116,405	478,081	395,974
Net earnings	$236,602	$191,952	$786,763	$657,170

Earnings per share [1]
Basic	$1.09	$0.86	$3.59	$2.91
Diluted	$1.07	$0.85	$3.53	$2.86

Weighted average shares outstanding (000) [1]
Basic	216,936	222,288	219,130	225,915
Diluted	220,508	226,511	222,784	229,982

Dividends [1]
Cash dividends declared per share	$0.31	$0.25	$0.59	$0.47

Stores open at end of period	1,199	1,125	1,199	1,125

1 All share and per share amounts have been adjusted for the two-for-one stock split effective December 15, 2011.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	February 2,	January 28,
($000, unaudited)	2013	2012
Assets

Current Assets
Cash and cash equivalents	$646,761	$649,835
Short-term investments	1,087	658
Accounts receivable	59,617	50,848
Merchandise inventory	1,209,237	1,130,070
Prepaid expenses and other	94,318	87,362
Deferred income taxes	20,407	5,598
Total current assets	2,031,427	1,924,371

Property and equipment, net	1,493,284	1,241,722
Long-term investments	4,374	5,602
Other long-term assets	141,476	129,514
Total assets	$3,670,561	$3,301,209

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$807,534	$761,717
Accrued expenses and other	320,415	304,654
Accrued payroll and benefits	241,129	248,552
Income taxes payable	53,504	31,129
Total current liabilities	1,422,582	1,346,052

Long-term debt	150,000	150,000
Other long-term liabilities	246,815	203,625
Deferred income taxes	84,301	108,520

Commitments and contingencies

Stockholders’ Equity	1,766,863	1,493,012
Total liabilities and stockholders’ equity	$3,670,561	$3,301,209

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	February 2,	January 28,
($000, unaudited)	2013	2012
Cash Flows From Operating Activities
Net earnings	$786,763	$657,170
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	185,491	159,892
Stock-based compensation	48,952	40,404
Deferred income taxes	(39,028)	21,722
Tax benefit from equity issuance	29,989	19,040
Excess tax benefit from stock-based compensation	(29,103)	(18,180)
Change in assets and liabilities:
Merchandise inventory	(79,167)	(43,153)
Other current assets	(14,474)	(10,329)
Accounts payable	40,109	(11,614)
Other current liabilities	18,146	(2,109)
Other long-term, net	31,966	7,262
Net cash provided by operating activities	979,644	820,105

Cash Flows From Investing Activities
Additions to property and equipment	(424,434)	(416,271)
Increase in restricted cash and investments	(2,107)	(60,086)
Purchases of investments	(5,430)	–
Proceeds from investments	6,247	4,589
Net cash used in investing activities	(425,724)	(471,768)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	29,103	18,180
Issuance of common stock related to stock plans	19,043	17,290
Treasury stock purchased	(29,446)	(15,854)
Repurchase of common stock	(450,000)	(450,000)
Dividends paid	(125,694)	(102,042)
Net cash used in financing activities	(556,994)	(532,426)

Net decrease in cash and cash equivalents	(3,074)	(184,089)

Cash and cash equivalents:
Beginning of year	649,835	833,924
End of year	$646,761	$649,835

Supplemental Cash Flow Disclosures
Interest paid	$9,668	$9,668
Income taxes paid	$435,808	$370,074

Non-Cash Investing Activities
(Decrease) increase in fair value of investment securities	$(76)	$226